UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   March 21, 2019

Comcast Corporation

(Exact Name of Registrant
as Specified in its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

001-32871	27-0000798
(Commission File Number)	(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA	19103-2838
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure

Following its acquisition of Sky Limited (formerly known as Sky plc) (“Sky”), Comcast Corporation (“Comcast”) continues to explore ways to improve efficiencies, including simplifying Comcast’s capital structure and streamlining its ongoing financial reporting obligations.  In connection with this effort, on March 21, 2019, Sky announced a series of consent solicitations (the “Consent Solicitations”) with respect to its Notes (as defined below) seeking to:

•	permit the transfer of the listing of the Main Market Notes (as defined below) from the Main Market of the London Stock Exchange plc (the “LSE”) to the Professional Securities Market of the LSE,

•	set at $450 million the threshold for certain Events of Default under the Notes rather than having such threshold be equal to the greater of $75 million and 5% of Sky’s consolidated net tangible assets ($450 million represents approximately 5% of Sky’s consolidated net tangible assets as of June 30, 2018),

•	set at $3.2 billion the threshold for Permitted Encumbrances and Permitted Securitizations under the four series of U.S. dollar denominated Notes identified below rather than having such threshold be equal to the greater of £300 million and 35% of Sky’s consolidated net tangible assets ($3.2 billion represents approximately 35% of Sky’s consolidated net tangible assets as of June 30, 2018),

•	set at $2.75 billion the threshold for Limitations on Liens under the four series of U.S. dollar denominated Notes identified below rather than having such threshold be equal to the greater of $450 million and 30% of Sky’s consolidated net tangible assets ($2.75 billion represents approximately 30% of Sky’s consolidated net tangible assets as of June 30, 2018), and

•	replace references to International Financial Reporting Standards with United States Generally Accepted Accounting Principles and make certain related changes to the governing documents for the Notes to give effect to the modifications described above.

In the event that each of the Consent Solicitations relating to the Main Market Notes succeed and the transfer of the listing of each of the three series of Main Market Notes is approved, then Comcast will provide a full, irrevocable and unconditional guarantee of each series of Notes for which the respective Consent Solicitation is successful within 90 days from the date of transfer of the listing of the Main Market Notes to the Professional Securities Market. In the event that any of the Consent Solicitations relating to the Main Market Notes do not succeed, Comcast will not provide the guarantee in respect of any series of Notes and the proposed amendments to the terms and conditions of the Notes will not be implemented. No consent fees will be payable to holders of the Notes in connection with the Consent Solicitations.

The results of the Consent Solicitations are expected to be announced on or about April 12, 2019.

The “Main Market Notes” are as follows:

•	€1,500,000,000 1.500% Guaranteed Notes due 2021 (ISIN: XS1109741246);

•	€1,000,000,000 2.500% Guaranteed Notes due 2026 (ISIN: XS1109741329); and

•	£300,000,000 6.000% Guaranteed Notes due 2027 (ISIN: XS0301676861).

The “Notes” include the Main Market Notes together with the following additional series of Notes:

•	$750,000,000 2.625% Notes due 2019 (ISIN: USG15632AQ89/US111013AM04);

•	£450,000,000 2.875% Guaranteed Notes due 2020 (ISIN: XS1141970092);

•	€600,000,000 Guaranteed Floating Rate Notes due 2020 (ISIN XS1212467911);

•	$800,000,000 3.125% Notes due 2022 (ISIN: USG15632AN58/US111013AK48);

•	€850,000,000 1.875% Notes due 2023 (ISIN: XS1141969912);

•	$1,250,000,000 3.750 Notes due 2024 (ISIN: USG15632AP07/US111013AL21);

•	€500,000,000 2.250% Guaranteed Notes due 2025 (ISIN: XS1321424670);

•	£300,000,000 4.000% Guaranteed Notes due 2029 (ISIN: XS1141970175);

•	€400,000,000 2.750% Guaranteed Notes due 2029 (ISIN: XS1143502901); and

•	$350,000,000 6.500% Notes due 2035 (ISIN: USG1658KAB73/US11778BAB80).

Only Eligible Holders can vote in the Consent Solicitations

The Consent Solicitations are made solely pursuant to the terms of Consent Solicitation Memoranda that will be made available to Eligible Holders (as defined below) of the Notes.  The implementation of each Consent Solicitation and the related resolutions will be conditional on the quorum required for, and the requisite majority of votes cast at, the relevant meeting being satisfied solely by the participation of Eligible Holders.  In order to be an Eligible Holder, a holder must be (1) (a) located outside the United States and not a U.S. person (as defined in Regulation S under the Securities Act of 1933, as amended (the “Securities Act”)) or (b) if a U.S. person or located in the United States, a Qualified Institutional Buyer (within the meaning of Rule 144A under the Securities Act) (a

“QIB”) and (2) a person to whom the Consent Solicitation can be lawfully made and that may lawfully participate in the Consent Solicitation (each, an “Eligible Holder”).

The Consent Solicitations are not an offer of securities for sale, including in the United States. The Notes have not been, and will not be, registered under the Securities Act, or the securities laws of any state or other jurisdiction of the United States, and may not be offered, sold or delivered, directly or indirectly, within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act), except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and the applicable state or local securities laws.

Comcast does not intend for this Item 7.01 to be treated as “filed” under the Securities Exchange Act of 1934, as amended, or incorporated by reference into its filings under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date: March 21, 2019	By:	/s/ Arthur R. Block
Arthur R. Block
Executive Vice President, General Counsel and Secretary